Along Mobile Technologies, Inc.

Compensation Committee Charter

Role

The Compensation Committee's role is to discharge the Board's responsibilities relating to compensation of the Company's executives and to oversee and advise the Board on the adoption of policies that govern the Company's compensation and benefit programs.

Membership

The membership of the Committee consists of at least three directors, each of whom shall (a) meet the independence requirements established by the Board and applicable laws, regulations and listing requirements, (b) be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (c) be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee meets at least four times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will meet periodically in executive session without Company management present. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Nevada.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Except as otherwise delegated by the Board or the Committee, the Committee will act on behalf of the Board. The Committee will serve as the "Committee" established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans. The Committee may delegate to one or more executive officers the authority to make grants of stock options and stock awards to eligible individuals who are not executive officers. Any executive officer to whom the Committee grants such authority shall regularly report to the Committee grants so made. The Committee may revoke any such delegation of authority at any time.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee to perform certain of its duties on its behalf including, to the extent permitted by applicable law, the delegation to a subcommittee of at least two directors the authority to grant equity awards.

Responsibilities

Subject to the provisions of the Along Mobile Technologies, Inc.’s Corporate Governance Guidelines, the principal responsibilities and functions of the Compensation Committee are as follows:

1.
Review the competitiveness of the Company's executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve the Company's business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company's shareholders.

2.	Review trends in executive compensation, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

3.	Review and approve the compensation structure for executives at the level of corporate vice president and above.

4.
Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers. Review and approve compensation packages for new executive officers and termination packages for executive officers.

5.
Assist the Board in establishing CEO annual goals and objectives, and consider the results of the CEO performance review conducted by the Governance and Nominating Committee in recommending CEO compensation to the other independent members of the Board for approval consistent with the Company's compensation philosophy. The CEO may not be present during deliberations or voting concerning the CEO's compensation. The CEO will be reviewed by the Chairman of the Governance and Nominating Committee acting as the Lead Independent Director. The results of the annual CEO evaluation will be considered in recommending CEO salary and other compensation.

6.	Review and discuss with the Board plans for executive officer development and corporate succession plans for the CEO and other executive officers.

7.	Review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans.

8.	Appoint and remove plan administrators for the Company's retirement plans for employees.

9.
Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.

10.	Review periodic reports from management on matters relating to the Company's compensation practices.

11.
Produce an annual report of the Compensation Committee on executive compensation for the Company's annual proxy statement in compliance with and to the extent required by applicable Securities and Exchange Commission rules and regulations and relevant listing authority.

12.	Regularly review and make recommendations about changes to the charter of the Committee.

13.	Obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations.